SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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StorageNetworks, Inc.

(Name of Registrant as Specified In Its Charter)

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StorageNetworks, Inc. issued the following press release on July 31, 2003:

[StorageNetworks Logo]

Contact: Dean Breda President and CEO 781-622-6700 dean.breda@storagenetworks.com	Scott Dussault Chief Financial Officer 781-622-6700 scott.dussault@storagenetworks.com

STORAGENETWORKS ANNOUNCES PLAN OF LIQUIDATION

AND RELEASES SECOND QUARTER RESULTS

July 31, 2003 (Waltham, MA) – StorageNetworks, Inc. (NASDAQ: STOR) announced today that its Board of Directors has approved a plan of liquidation of the company and that it will file a proxy statement seeking shareholder approval of such plan. In connection with the plan of liquidation, the company also announced that it has terminated all remaining employees of the company with the exception of a small transition team that will oversee the wind down of the business. Paul Flanagan, CEO and president, also announced that he is leaving the company immediately, but plans to remain on the Board of Directors through the liquidation period.

“As previously announced, the Board of Directors determined in the first quarter of 2003 that, in order to maximize the cash value of our managed service business, we should attempt to exit that business by June 30, 2003,” stated Flanagan. “In the first quarter of this year we also announced that we had engaged investment bankers to evaluate all opportunities available to the company to maximize shareholder value. With our investment bankers, the Board of Directors evaluated opportunities to sell the company or to acquire other companies or technologies, explored the viability of StorageNetworks continuing on its path as an independent software vendor building products for the storage resource management space, and assessed the liquidation value of the company.”

“With regard to our decision to exit the managed services business, we executed right on schedule,” continued Flanagan. During the first six months of the year the company successfully terminated or transitioned all of its managed service customers, generating $31.1 million in proceeds from these customers. During the same period of time, the company reduced its capital lease debt associated with the managed service business from $29.2 million to $3.5 million and eliminated all data center floor space agreements and commitments, contributing to income from discontinued operations of the managed services business of $41.5 million. On June 30, 2003, the company announced that it had completed its plan to exit the managed services business and terminated all employees associated with that business.

As the company executed on its plan to exit the managed service business, the company and its investment bankers ran a full and extensive sales process seeking out third parties that would be interested in acquiring StorageNetworks. “Interest in acquiring the company was limited, and the only interest that was expressed was at price points below what we estimated as our liquidation value. Therefore, the Board of Directors determined that selling the company at those price points was not the right answer for our shareholders,” stated Flanagan.

In addition to its efforts to find a buyer, the company also worked extensively with another investment bank exploring opportunities to acquire technology or companies with technology. “We evaluated a number of opportunities,” stated Flanagan. “In each case we determined, based on valuation, the state and maturity of the technology and market, and the funding required to support the technology or company, that the opportunity was not one that we felt was the right investment for StorageNetworks and its shareholders.”

The company also evaluated the opportunity to continue as an independent software vendor in the storage resource management (SRM) space. “To be successful in the SRM space, we would need to incur a significant cash burn rate beginning in the third quarter and going forward for a significant period of time to support development costs and the purchase of expensive, rapidly depreciating and ever- changing storage equipment necessary to ensure that our software was compatible with that equipment. Even if we were to emerge successfully from the crowded field of competitors, which includes all of the major storage technology companies, the realization of a meaningful return on this investment is uncertain and could take years,” stated Flanagan.

The company, with its investment banking advisors, also analyzed the liquidation value of the company. As of June 30, 2003, the company had cash, restricted cash and investments of $201.0 million, a $1.0 million increase from March 31, 2003. Net cash (defined as total cash, restricted cash and investments less total capital lease debt) at June 30, 2003 was $197.5 million, an increase of $3.5 million from March 31, 2003. Total liabilities recorded on the balance sheet were $24.9 million at June 30, 2003, a $27.3 million decrease from March 31, 2003. The company successfully terminated certain of its real estate related off-balance sheet liabilities at dates prior to the natural expiration dates, and in some cases for amounts less than the accrual for future unutilized space. Accordingly, included in the reduction in liabilities was a $9.7 million reversal of an accrual for vacant office space for the period from July 1, 2003 through December 31, 2010.

In addition to converting its remaining assets to cash and satisfying the liabilities currently on its balance sheet, in liquidation the company anticipates using cash in the next several months for a number of items, including but not limited to: (i) ongoing operating costs, including dissolution transaction costs of at least $4.0 million, (ii) employee severance and related costs of at least $4.1 million and (iii) other costs, including insurance costs, costs to terminate existing leases and asset disposal costs of at least $3.9 million. In addition, the company may incur additional liabilities arising out of contingent claims that are not reflected as liabilities on the company’s balance sheet. As a result, the company currently estimates that it would be able to distribute to its stockholders, in one or more distributions over time, approximately $1.60–$1.70 per share in a liquidation.

“Reviewing the options available to the company, the Board of Directors has determined that the best way to maximize shareholder value is to immediately liquidate the business and distribute the excess cash in the company to the shareholders,” continued Flanagan.

If the stockholders approve the plan of liquidation, the company intends to dissolve by filing a certificate of dissolution, liquidate its remaining assets, satisfy its remaining obligations and make one or more distributions to its stockholders of cash available for distribution. The company currently anticipates that the certificate of dissolution would be filed within approximately 20 days following stockholder approval of the plan of liquidation. Upon filing of the certificate of dissolution, the company expects to delist its shares from NASDAQ and close its stock transfer books, which would generally prohibit any further transfers of its shares following dissolution. The company anticipates making an initial distribution to stockholders within approximately 20 days following the filing of the certificate of dissolution. The timing of these events cannot be predicted with certainty at this time and is subject to change.

The company also released its second quarter results, including its results from its discontinued managed services segment.

Income from discontinued operations was $23.0 million and $41.5 million for the three and six months ended June 30, 2003 compared with $4.4 million and $9.3 million for the same periods in the prior year. Revenues for the three and six months ended June 30, 2003 from the discontinued segment, which included non-recurring revenues of $4.5 million and $7.9 million, were $15.2 million and $31.1, compared with revenues of $22.4 million and $53.1 million in the same periods in the prior year. Included in income from discontinued operations for the 2003 periods was a recovery of a restructuring accrual related to fiber obligations of the managed service segment of $3.8 million, net proceeds of $10.4 million received during the first quarter of 2003 from an insurance settlement relating to equipment damaged during the attacks on the World Trade Center on September 11, 2001 and the recovery of $9.7 million from the reversal for an accrual for vacant office space for the period from July 1, 2003 through December 31, 2010. As noted earlier, this accrual was reversed because the company terminated certain real estate obligations earlier than their original termination dates and, in some cases, for amounts less than the accrual for future unutilized space, thus resulting in the recovery of the accrual.

Revenues from the company’s software and services segment totaled $327,000 and $688,000 for the three and six months ended June 30, 2003, compared with $1.3 million and $2.3 million for the same periods in the prior year. The decrease resulted primarily from lower professional services revenues.

Loss from continuing operations was $3.8 million and $6.6 million for the three and six months ended June 30, 2003 compared with operating losses of $10.0 million and $20.2 million in the same periods in the prior year.

“During the quarter, we increased total cash by $1.0 million, and net cash by $3.5 million. For the six-months ended June 30, 2003, we increased net cash by $11.1 million. Our day’s sales outstanding were 25 days in the second quarter. We completed the exit of the managed service business and capitalized on the remaining value of the contracts while eliminating many of the obligations associated with that business, thus allowing us to conserve our cash and put us in a position to maximize shareholder value through a liquidation,” stated Scott Dussault, Chief Financial Officer of StorageNetworks.

The Company also announced that Paul Flanagan would be leaving the company immediately to pursue other opportunities. Dean Breda, StorageNetworks General Counsel, will take over the day-to-day responsibilities of President and Chief Executive Officer of StorageNetworks during the liquidation period.

“I have been with StorageNetworks from just about the beginning, when the original business plan was just that—a plan. After the years of hard work and determination put forth by every employee of StorageNetworks, it is very difficult to stop fighting. However, after having evaluated all the alternatives, I am very confident that we are doing the right thing to maximize the value to our shareholders at the optimal time. I want to thank each current and former employee of StorageNetworks and wish them well in the future,” concluded Flanagan.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

StorageNetworks plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the proposed dissolution and liquidation. The Proxy Statement will contain important information about StorageNetworks, the proposed dissolution and liquidation and related matters. Investors and stockholders are urged to read the Proxy Statement carefully when it is available.

Investors and stockholders will be able to obtain free copies of the Proxy Statement under Schedule 14A and other documents filed with the SEC by StorageNetworks through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement from StorageNetworks by contacting the corporate secretary of StorageNetworks at 781-622-6700.

StorageNetworks and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed dissolution and liquidation. Information regarding StorageNetworks’ directors and executive officers is contained in StorageNetworks’ Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003, which are filed with the SEC. As of January 31, 2003, StorageNetworks’ directors and executive officers beneficially owned approximately 8,570,000 shares (assuming the exercise of all vested options), or approximately 8.5%, of StorageNetworks’ common stock. A more complete description will be available in the Proxy Statement.

NOTE CONCERNING NON-GAAP FINANCIAL MEASURES

Certain of the information set forth herein, including off-balance sheet contractual obligations and net-cash, may be considered non-GAAP financial measures.

StorageNetworks believes this information is useful to investors because it provides a basis for measuring the company’s available capital resources. The company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the company’s capital resources. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by the company may not be comparable to similarly titled amounts reported by other companies.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the proposed liquidation and dissolution of StorageNetworks, the estimated proceeds available for distribution to stockholders in the liquidation, the expected timetable for completing these transactions, future financial and operating results, and any other statements about StorageNetworks’ future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact, including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions, should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the following: our stockholders may not approve the plan of liquidation and dissolution; the amount of any distribution(s) to stockholders may vary based on many factors, including changes in anticipated amounts required to settle liabilities or of net proceeds from the sale of our assets, the timing of the settlement of liabilities and sale of assets, the incurrence of unanticipated liabilities or expenses and the outcome of pending litigation; the expected timetable could be delayed based on many factors, including claims made against us, legal or regulatory requirements or delays in settling liabilities and selling assets; lawsuits in which we are or may become involved could delay our timetable or reduce the cash available for distribution to our stockholders; our Board of Directors could elect to abandon or delay implementation of the plan of liquidation and dissolution; our stockholders could be liable to our creditors in the event we fail to create an adequate contingency reserve to satisfy claims against us; we could incur significant costs to retain or replace personnel; we expect our stock to be delisted from NASDAQ; we could become the target of an acquisition; and the other factors described in StorageNetworks’ Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003. StorageNetworks disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

StorageNetworks is a registered trademark of StorageNetworks, Inc. All other brand and product names contained in this release may be trademarks or registered trademarks of their respective holders.

StorageNetworks, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31, 2002	June 30, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$67,517	$59,222
Restricted cash equivalents	11,475	8,560
Short-term investments	80,442	87,117
Accounts receivable, net	4,516	994
Prepaid expenses and other current assets	3,308	601

Total current assets	167,258	156,494
Property and equipment, net	10,203	4,461
Restricted cash equivalents	10,184	1,255
Non-current investments	45,967	44,879
Other assets	1,492	661

Total assets	$235,104	$207,750

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,999	$938
Accrued expenses	37,253	20,504
Deferred revenue	2,980	—
Capital lease obligations	24,812	3,104

Total current liabilities	67,044	24,546

Accrued expenses	16,612	—
Capital lease obligations, less current portion	4,362	385

STOCKHOLDERS’ EQUITY:
Common stock	990	995
Treasury stock	(200)	(200)
Additional paid-in capital	596,887	596,811
Deferred stock compensation	(738)	(122)
Accumulated other comprehensive income	1,009	1,358
Accumulated deficit	(450,862)	(416,023)

Total stockholders’ equity	147,086	182,819

Total liabilities and stockholders’ equity	$235,104	$207,750

StorageNetworks, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
REVENUES	$1,333	$327	$2,320	$688

COSTS AND EXPENSES:
Cost of revenues, excluding deferred stock compensation amortization amounts	591	236	1,236	489
Sales and marketing, excluding deferred stock compensation amortization amounts	3,699	451	7,930	886
General and administrative, excluding deferred stock compensation amortization amounts	4,641	2,810	7,643	4,903
Research and development, excluding deferred stock compensation amortization amounts	3,832	1,252	8,298	2,545
Amortization of deferred stock compensation (1)	330	156	712	273

Total costs and expenses	13,093	4,905	25,819	9,096
Loss from operations	(11,760)	(4,578)	(23,499)	(8,408)
Interest income	1,789	816	3,309	1,796

Loss from continuing operations	(9,971)	(3,762)	(20,190)	(6,612)

Income from discontinued operations	4,433	23,017	9,258	41,451

Net income (loss)	$(5,538)	$19,255	$(10,932)	$34,839

Net income (loss) per share – basic
Income (loss) from continuing operations	$(0.10)	$(0.04)	$(0.21)	$(0.07)
Income from discontinued operations	$0.05	$0.23	$0.09	$0.42

Net income (loss)	$(0.06)	$0.19	$(0.11)	$0.35

Weighted average common shares outstanding – basic	98,466	99,398	98,283	99,303

(1) Amortization of deferred stock compensation
Cost of revenues	$40	$—	$79	$—
Sales and marketing	163	74	328	97
General and administrative	93	77	188	167
Research and development	34	5	117	9

	$330	$156	$712	$273